                                                                    EXHIBIT 99.1

                    TRAVELERS PROPERTY CASUALTY THIRD QUARTER
                   NET INCOME ROSE 28% TO $426.1 MILLION FROM
                       $332.3 MILLION IN THE 2002 QUARTER

                 DILUTED NET INCOME PER SHARE ROSE 27% TO $0.42
                           FROM $0.33 IN 2002 QUARTER

              NET INCOME FOR FIRST NINE MONTHS OF 2003 ROSE 58% TO
                        $1.207 BILLION OR $1.20 PER SHARE

HARTFORD, Conn. (October 16, 2003) - Travelers Property Casualty Corp. (NYSE:
TAP.A and TAP.B) today reported a 28% increase in net income for the third quarter to $426.1 million, or $0.42 per share diluted ($0.43 basic), from $332.3 million or $0.33 per share, basic and diluted, in the prior year quarter.

                       RECORD QUARTER FOR OPERATING INCOME

- Achieved record operating income of $442.7 million resulting from record operating income for Commercial Lines and continued strong profitability for Personal Lines. These results were achieved despite net catastrophe losses of $83.0 million, principally from Hurricane Isabel. The consolidated combined ratio improved 2.5 points to 95.4%.

- Maintained a high level of profitability with a return on equity of 17.3% (excluding FAS 115).

- Recorded a consolidated underwriting gain, before catastrophes and prior year reserve development, of $190.4 million, an 83% increase over the prior year quarter.

- Grew consolidated net written premiums by 10% to $3.376 billion, or by 14% excluding Northland and Associates, through continued renewal price increases, historically high customer retention levels and new business growth in targeted markets.

- Acquired renewal rights for up to approximately $1.6 billion in annual premium volume for certain product lines of Royal & SunAlliance and Atlantic Mutual and began the conversion and integration process.

- Prepaid $450 million of short-term debt, lowering the debt-to-total-capital ratio to 20.3%, and repurchased 2.6 million TAP.A shares for $40.0 million.

"Our record operating results this quarter, in the face of much higher levels of catastrophe losses, clearly demonstrate the earnings power of our Company," said Robert I. Lipp, Chairman and Chief Executive Officer. "Strong underwriting results in both Commercial Lines and Personal Lines once again drove our earnings growth and are reflected in our 17.3% return on equity for the current quarter. Net written premiums continue to benefit from renewal price increases, higher levels of new business in targeted markets and historically high customer retention rates."

"We are well underway with the integration of the business acquired through the renewal rights transactions with both Royal & SunAlliance and Atlantic Mutual," said Mr. Lipp. "These transactions will allow us to grow our premium volume even further while leveraging our expense platform to achieve even greater efficiency, and they will allow us to add talented, experienced insurance professionals to our staff.

"Given the high level of catastrophe losses we experienced this quarter, we have narrowed our estimate of full year net and operating income to the range of $1.65 billion to $1.70 billion." This estimate is based on various assumptions for the remainder of the year, including a normal level of catastrophe losses, no further net charges for prior year reserve development, no asbestos incurrals, no significant change in loss trends, continuation of current interest rates and equity market conditions, and no significant net realized investment gains or losses.

                       THIRD QUARTER CONSOLIDATED RESULTS

(for the quarter ended Sept. 30, in millions, after tax)        2003          2002        CHANGE
                                                              -------       -------       -------
Consolidated underwriting gain,
   before catastrophes and prior year
   reserve development                                        $ 190.4       $ 103.8       $  86.6
Catastrophes                                                    (83.0)        (11.1)        (71.9)
Prior year reserve development - benefit / (charge):
      Asbestos (1)                                                 --         (31.7)         31.7
      All other                                                   9.2         (11.0)         20.2
Accretion of discount                                           (11.7)         (7.2)         (4.5)
                                                              -------       -------       -------
Underwriting gain                                               104.9          42.8          62.1
Net investment income                                           347.2         331.9          15.3
Other, including interest expense
   and minority interest                                         (9.4)        (14.6)          5.2
                                                              -------       -------       -------
Consolidated operating income                                   442.7         360.1          82.6
Net realized investment losses                                  (16.6)        (27.8)         11.2
                                                              -------       -------       -------
CONSOLIDATED NET INCOME                                       $ 426.1       $ 332.3       $  93.8
                                                              =======       =======       =======

(1) Net of benefit of $159.3 million in 3Q02 related to asbestos incurrals subject to the Citigroup indemnification agreement.


Consolidated operating income for the quarter increased 23% to $442.7 million compared to $360.1 million in the prior year quarter. The principal difference between net and operating income in the current and prior year quarters is the inclusion in net income of realized investment gains and losses. Another major difference between net and operating income is the cumulative effect of changes in accounting principles, for which there were none in the current or prior year quarter.

The consolidated underwriting gain component of operating income, before catastrophes and prior year reserve development, increased $86.6 million or 83% to $190.4 million, after tax, primarily due to the favorable rate environment. Weather-related catastrophe losses of $83.0 million, net of reinsurance and after tax, were up significantly from $11.1 million in the prior year quarter. The current quarter includes estimated losses of $73.2 million for Hurricane Isabel. The previously announced estimate of catastrophe losses for the quarter was approximately $87 million, which included an estimate of $75 million for Hurricane Isabel. Operating income also reflects a net benefit from prior year reserve development as compared to a net charge in the 2002 quarter. See Prior Year Reserve Development below.

Net investment income, after tax, increased $15.3 million to $347.2 million compared to $331.9 million in the prior year quarter. This increase resulted from higher returns on alternative investments and higher average invested assets resulting from strong operating cash flows, partially offset by lower average yields on fixed income securities. The after tax investment yield declined 20 basis points from the prior year quarter to 3.9%, which was level with the second quarter of 2003.

(for the quarter ended Sept. 30, in millions)        2003          2002         CHANGE
                                                   --------      --------      --------
CONSOLIDATED NET WRITTEN PREMIUMS
Commercial Lines
   Excluding Northland and Associates              $1,883.7      $1,631.4            15%
   Northland and Associates                           136.1         208.2           (35)
                                                   --------      --------
      Total Commercial Lines                        2,019.8       1,839.6            10
Personal Lines                                      1,355.8       1,218.0            11
                                                   --------      --------
TOTAL                                              $3,375.6      $3,057.6            10%
                                                   ========      ========


Commercial Lines net written premiums, excluding business written in our Northland and Associates subsidiaries, increased $252.3 million or 15% due to higher rates, new business growth in targeted markets and strong retention across all major business lines.

Net written premiums for Northland and Associates, which were acquired in the fourth quarter of 2001, decreased by $72.1 million or 35% from the prior year quarter. This decrease resulted from certain businesses being placed in run-off last year.

Personal Lines net written premiums increased $137.8 million or 11% due to higher rates as well as increased business volumes and strong retention.

(for the quarter ended Sept. 30)                   2003          2002         CHANGE
                                                  ------        ------        ------
Consolidated GAAP combined ratio,
   before catastrophes and prior year
   reserve development:
      Loss and loss adjustment expense
         (LAE) ratio                                64.9%         68.5%         (3.6)pts
      Other underwriting expense ratio              26.3          26.1           0.2
                                                  ------        ------        ------
                                                    91.2          94.6          (3.4)
Catastrophes                                         4.1           0.6           3.5
Prior year reserve development - (benefit) /
   charge:
      Asbestos                                        --           1.7          (1.7)
      All other                                     (0.5)          0.6          (1.1)
Accretion of discount                                0.6           0.4           0.2
                                                  ------        ------        ------
CONSOLIDATED GAAP COMBINED RATIO                    95.4%         97.9%         (2.5)PTS
                                                  ======        ======        ======

The 3.4 point improvement in the consolidated GAAP combined ratio, before catastrophes and prior year reserve development, to 91.2% reflects a 3.6 point improvement in the loss and LAE ratio partially offset by a slight increase in the underwriting expense ratio. The improvement in the loss and LAE ratio was primarily due to the favorable rate environment. The consolidated GAAP combined ratio also reflects the impact of higher catastrophe losses in the current quarter and a net benefit from prior year reserve development compared to a net charge for prior year reserve development in the prior year quarter.

                         PRIOR YEAR RESERVE DEVELOPMENT

(for the quarter ended Sept. 30, in millions, after tax        2003          2002         CHANGE
                                                             -------       -------       -------
and reinsurance)
NET BENEFIT (CHARGE) RESULTING FROM
     PRIOR YEAR RESERVE DEVELOPMENT
Commercial Lines
     Asbestos (1)                                            $    --       $ (31.7)      $  31.7
     All other                                                 (15.6)         (9.0)         (6.6)
                                                             -------       -------       -------
        Total Commercial Lines                                 (15.6)        (40.7)         25.1
Personal Lines                                                  24.8          (2.0)         26.8
                                                             -------       -------       -------
TOTAL                                                        $   9.2       $ (42.7)      $  51.9
                                                             =======       =======       =======

(1) Net of benefit of $159.3 million in 3Q02 related to asbestos incurrals subject to the Citigroup indemnification agreement.


Commercial Lines results in the current quarter include a charge of $15.6 million, after tax and reinsurance, for prior year reserve development, primarily related to unallocated loss adjustment expenses. This charge compares to a $40.7 million charge in the prior year quarter, which included $31.7 million of asbestos incurrals, net of the benefit of the Citigroup indemnification agreement. Total net asbestos paid losses were $50.3 million for the current quarter, a decrease of $40.7 million over the third quarter of 2002 and a decrease of $66.2 million from the second quarter of 2003, primarily due to the timing of payments subject to settlement agreements. Net asbestos reserves were $3.066 billion as of September 30, 2003.

Offsetting the $15.6 million current quarter Commercial Lines charge was a benefit of $24.8 million, after tax and reinsurance, related to favorable prior year reserve development in Personal Lines homeowners and automobile businesses compared to a net charge of $2.0 million in the prior year quarter, principally due to continuing reductions in non-catastrophe property claim frequency.

                        YEAR TO DATE CONSOLIDATED RESULTS

(for the nine months ended Sept. 30, in millions, after tax)        2003           2002          CHANGE
                                                                  --------       --------       --------
Consolidated underwriting gain,
   before catastrophes and prior year
   reserve development                                            $  522.0       $  243.2       $  278.8
Catastrophes                                                        (198.8)         (35.8)        (163.0)
Prior year reserve development - benefit / (charge):
   Asbestos (1)                                                         --          (97.5)          97.5
   All other                                                        (105.9)         (58.3)         (47.6)
Accretion of discount                                                (35.6)         (21.6)         (14.0)
                                                                  --------       --------       --------
Underwriting gain                                                    181.7           30.0          151.7
Net investment income                                              1,036.3        1,039.4           (3.1)
Other, including interest expense
   and minority interest                                              (6.0)         (25.9)          19.9
                                                                  --------       --------       --------
Consolidated operating income                                      1,212.0        1,043.5          168.5
Net realized investment losses                                        (4.7)         (32.9)          28.2
Restructuring charge                                                    --           (1.6)           1.6
Cumulative effect of change in accounting principle                     --         (242.6)         242.6
                                                                  --------       --------       --------
CONSOLIDATED NET INCOME                                           $1,207.3       $  766.4       $  440.9
                                                                  ========       ========       ========

(1) Net of benefit of $159.3 million in 3Q02 related to asbestos incurrals subject to the Citigroup indemnification agreement.


For the nine months ended September 30, 2003, net income was $1.207 billion, or $1.20 per share, basic and diluted, compared to net income of $766.4 million, or $0.82 per share, basic and diluted, for the prior year period. Net income for the prior year period included a cumulative charge of $242.6 million, after tax, resulting from a change in accounting principle relating to goodwill.

Consolidated operating income for the nine months ended September 30, 2003, was $1.212 billion compared to $1.044 billion. The nine months consolidated underwriting gain component of operating income, before catastrophes and prior year reserve development, more than doubled to $522.0 million from $243.2 million, after tax, primarily due to the favorable rate environment. This increase reflects solid underwriting gains in all three quarters.

Weather-related catastrophe losses of $198.8 million, net of reinsurance and after tax, were up significantly from $35.8 million in the prior year period. The current nine month losses reflect higher catastrophe losses in all three quarters, including the impact of Hurricane Isabel in the current quarter.

Operating income also reflects lower net charges for prior year reserve development in the current period as compared to the 2002 period. There were no asbestos incurrals in the current year compared to $97.5 million, after tax and net of the benefit of the Citigroup indemnification agreement, in the 2002 period. Other charges resulting from prior year reserve development in the current year primarily relate to a first quarter 2003 charge by Gulf Insurance, a majority owned subsidiary, for a line of business that insured the residual values of leased vehicles and that was placed in run-off in late 2001. Net investment income, after tax, was down slightly from the prior year period as a result of the lower interest rate environment.

       COMMERCIAL LINES ACHIEVES RECORD OPERATING INCOME IN THIRD QUARTER

(for the quarter ended Sept. 30, in millions, after tax)        2003          2002         CHANGE
                                                              -------       -------       -------
CL underwriting gain, before catastrophes
   and prior year reserve development                         $ 145.8       $  72.7       $  73.1
Catastrophes                                                    (23.0)           --         (23.0)
Prior year reserve development - benefit / (charge):
   Asbestos (1)                                                    --         (31.7)         31.7
   All other                                                    (15.6)         (9.0)         (6.6)
Accretion of discount                                           (11.7)         (7.2)         (4.5)
                                                              -------       -------       -------
Underwriting gain                                                95.5          24.8          70.7
Net investment income                                           281.6         270.7          10.9
Other, including minority interest                                2.7          (0.8)          3.5
                                                              -------       -------       -------
CL OPERATING INCOME                                           $ 379.8       $ 294.7       $  85.1
                                                              =======       =======       =======

(1) Net of benefit of $159.3 million in 3Q02 related to asbestos incurrals subject to the Citigroup indemnification agreement.


Commercial Lines operating income increased $85.1 million, or 29%, to $379.8 million. The underwriting gain, before catastrophes and prior year reserve development, doubled to $145.8 million primarily due to the favorable rate environment. Catastrophe losses were $23.0 million in the current quarter compared to none in the prior year quarter. Net investment income increased 4% to $281.6 million compared to the prior year quarter. See Prior Year Reserve Development above.